                                                                     EXHIBIT 2.8

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

    THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of June 7, 2000, by and among World Access, Inc., a Delaware corporation ("WAXS"), STI Merger Co., a Delaware corporation and wholly-owned subsidiary of WAXS ("Merger Sub"), and STAR Telecommunications, Inc., a Delaware corporation ("STAR").

                                  WITNESSETH:

    WHEREAS, WAXS, Merger Sub and STAR are parties to that certain Agreement and Plan of Merger, dated as of February 11, 2000 (the "Merger Agreement"), pursuant to which STAR will merge with and into Merger Sub;

    WHEREAS, the parties have agreed to make certain amendments to the Merger Agreement; and

    WHEREAS, capitalized terms used, but not otherwise defined herein, shall have the meanings given to such terms in the Merger Agreement.

    NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to hereby mutually agree as follows:

        1. Section 1.6(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

           "Subject to Section 2.4, each share of STAR Common Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenter's Shares (as defined in Section 8.12)) shall be converted into the right to receive, at the election of WAXS by written notice to STAR prior to the Closing, (i) the number of shares of WAXS Common Stock obtained by solving for "X" in the following formula (the "Exchange Ratio"):

                                 X = 7.7319 + Z
                                        20

       or (ii) such number of shares of WAXS Common Stock as shall equal up to sixty percent (60%) of the Exchange Ratio and an amount in cash equal up to forty percent (40%) of the average closing price of the WAXS Common Stock on Nasdaq for the ten (10) trading day period ending at the close of trading on the trading day immediately preceding the Closing Date multiplied by "X"; provided, however, that WAXS and STAR expressly agree that, notwithstanding anything in this Agreement to the contrary, in order to ensure that the Merger satisfies the continuity of interest requirement under Treasury Regulation Section 1.368-l(e), in no event shall WAXS issue cash for more than forty-five percent (45%) of the outstanding shares of STAR Common Stock, including for purposes of this calculation cash paid for fractional shares pursuant to Section 2.4 and cash paid for Dissenters' Shares.

           For purposes of this Section 1.6, "Z" shall equal the PT-1 Excess Proceeds (as defined in Section 8.12) DIVIDED BY 62,856,702. All shares of STAR Common Stock, at the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such shares (a "Certificate") shall cease to have any rights with respect thereto, except as set forth in this Section 1.6(c), Section 2.4 or at law. The shares of WAXS Common Stock issued pursuant to this Section 1.6(c) together with any cash in lieu of fractional shares paid pursuant to Section 2.4 shall be referred to herein as the "Merger Consideration."

        2. Section 5.15 of the Merger Agreement is hereby amended by appending the following to the end of such section:

           "Notwithstanding the foregoing, the amount of the Interim Financing available to STAR and STAR Telecommunications GmbH shall be reduced on a dollar-for-dollar basis for each dollar of additional financing provided to STAR or its Subsidiaries by MCI WorldCom Network Services, Inc., or any of its affiliates, from the date hereof, up to an aggregate of $30,000,000."

        3. Section 6.2(d) of the Merger Agreement is hereby amended by deleting the word "or" prior to "(iii)"; and by appending the following to the end of such section:

       "or (iv) to an action taken by STAR at the specific request of World Access."

        4. Section 6.2(h) of the Merger Agreement is hereby amended by appending the following sentence to the end of such section:

           "The condition set forth in this Section 6.2(h) shall be deemed satisfied provided that (a) STAR shall have consummated the sale of the assets of PT-1 pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of June 6, 2000, between Counsel Communications LLC, a Delaware limited liability company, PT-1, and STAR, set forth as Schedule 6.2(h) hereto (the "Sale to Counsel") and (b) the Sale to Counsel shall have resulted in the Net PT-1 Sale Proceeds of at least $120,000,000. Solely for the purposes of determining whether the Sale to Counsel results in Net PT-1 Sale Proceeds of at least $120,000,000, the parties have agreed that with respect to the following items (and not to any other Tax, fee, expense or cost for which no agreement has been reached, including, without limitation, Taxes due with respect to the Sale to Counsel) the cost attributable to such items will be fixed at the amounts set forth below:

        ITEM                                                                   AMOUNT
---------------------                                                        ----------
(i)                     Switch Partition Services Agreement Credit.........  $1,000,000
(ii)                    Tax refunds forgone in order to apply 1999 net
                          operating losses against any gain which results
                          from the Sale to Counsel.........................  $6,700,000"

        5. Section 6.2(i) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

           "STAR (or any of its affiliates) shall not have received notification, and WAXS shall not have any reasonable reason to believe, that any and all obligations of STAR (or any of its affiliates) relating to or arising in connection with the China-U.S. Cable Network were not fully satisfied by the reclamation of STAR's capacity in such network and that neither STAR nor any of its affiliates has any further obligation or liability with respect thereto."

        6. Except as expressly set forth in this Amendment, the Merger Agreement shall remain in full force and effect and shall not be deemed to have been modified or amended by this Amendment.

        7. This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby.

        8. This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, WAXS, Merger Sub and STAR have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                                       WAXS:
                                                       WORLD ACCESS, INC.

                                                       By:               /s/ W. TOD CHMAR
                                                            -----------------------------------------
                                                                           W. Tod Chmar
                                                                     EXECUTIVE VICE PRESIDENT

                                                       STAR:
                                                       STAR TELECOMMUNICATIONS, INC.

                                                       By:         /s/ CHRISTOPHER E. EDGECOMB
                                                            -----------------------------------------
                                                                     Christopher E. Edgecomb
                                                                     CHIEF EXECUTIVE OFFICER

                                                       MERGER SUB:
                                                       STI MERGER CO.

                                                       By:               /s/ W. TOD CHMAR
                                                            -----------------------------------------
                                                                           W. Tod Chmar
                                                                            PRESIDENT